Exhibit 10.1.7
STOCK OPTION AGREEMENT - GLOBAL

TERMS AND CONDITIONS OF STOCK OPTIONS
CLASS 1 COMMON STOCK

Name of Participant:
Grant Date:
Number of Options Granted:
Exercise Price:
Vesting Dates and Shares to Vest:	VEST DATE	SHARES

Earliest Retirement Date:	The first November 1st that is at least six months following the Grant Date
Termination Date:

Constellation Brands, Inc. (the “Company”) hereby awards under the Company’s Long-Term Stock Incentive Plan, Amended and Restated as of July 18, 2017 (the “Plan”) to the designated participant (the “Participant”), stock options to purchase Class 1 Common Stock, par value US$0.01 per share, of the Company (“Shares”). The principal features of this Award are set forth above, including the date of grant of the stock options (the “Grant Date”). The stock options represented by this agreement (the “Options”) are subject to the provisions of the terms and conditions of the agreement and the appendix, if any (together, the “Agreement”). The Options are Non-Qualified Stock Options granted pursuant to Section 5 of the Plan. The Number of Options Granted set forth above is referred to in this Agreement as “Option Shares.”

PLEASE BE SURE TO READ ALL OF THE SPECIFIC TERMS AND CONDITIONS OF THE AGREEMENT. TO THE EXTENT ANY CAPITALIZED TERMS USED IN THE TERMS AND CONDITIONS ARE NOT DEFINED HEREIN, THEY WILL HAVE THE MEANING ASCRIBED TO THEM IN THE PLAN.

BY MY ELECTRONIC ELECTION TO ACCEPT THE TERMS AND CONDITIONS OF THIS AWARD OF OPTIONS (WHICH SERVES AS MY ELECTRONIC SIGNATURE OF THE AGREEMENT), I AGREE THAT MY PARTICIPATION IN THE PLAN IS GOVERNED BY THE PROVISIONS OF THE PLAN AND THE AGREEMENT (INCLUDING ITS TERMS AND CONDITIONS AND THE APPENDIX, IF ANY, FOR MY COUNTRY OF RESIDENCE OR EMPLOYMENT, IF DIFFERENT).

TERMS AND CONDITIONS OF STOCK OPTION AGREEMENT

1.Term of Options. The Options hereby granted on the Grant Date (as set forth on the first page of this Agreement) to purchase up to the Number of Options Granted (as set forth on the first page of this Agreement) will terminate and expire, to the extent not previously exercised or earlier terminated as provided in this Agreement, at 5:00 p.m. U.S. Eastern Time on the Termination Date (as set forth on the first page of this Agreement). All references to times and dates in the Plan or in documents or materials relating to the Plan refer to Eastern Standard Time (or Eastern Daylight Savings Time, as appropriate) in the United States of America and to dates in New York State based on such Eastern Standard Time (or Eastern Daylight Savings Time, as appropriate).

2.Vesting Schedule and Exercise Period.

(a)Service. Except as otherwise provided for in this Section, the Options shall vest and become exercisable in accordance with the Vesting Dates (as set forth on the first page of this Agreement); provided, in each case, that the Participant remains in Continuous Service with the Company, any of its Subsidiaries, or any other entity which is a Related Entity (the “Employer”) until such date. The Participant ceases to be in Continuous Service with the Employer on the date that the entity employing the Participant ceases to be a Subsidiary or an entity which is a Related Entity. For Participants based outside of the United States, the Participant ceases to be employed on the later of (i) the date that is the last day of any statutory notice of termination period applicable to the Participant pursuant to applicable employment standards legislation (but only if the Participant is entitled to such a notice under applicable employment standards legislation), or (ii) the date that is designated by the Employer as the last day of the Participant’s employment with the Employer, and the date that the Participant ceases to be employed by the Employer specifically does not mean the expiration date for any period of reasonable notice that the Employer may be required at law to provide to the Participant.

(b)Death or Disability. Subject to the limitations on exercise set forth below, if a Participant dies or suffers a Disability (as defined below), all the unvested Option Shares shall become immediately vested and exercisable on the date of death or Disability. Options which have vested prior to or vest on the date the Participant ceases to be employed by the Employer due to death or Disability may be exercised within three (3) years after the date of death or Disability. “Disability” means a disability as defined under Treasury regulation section 1.409A-3(i)(4)(i)(A) which generally means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

(c)Involuntary Termination without Cause or Voluntary Termination for Good Reason. Subject to the limitations on exercise set forth below, if the Participant ceases to be in Continuous Service with the Employer prior to the Final Vesting Date as a result of the Participant’s involuntary termination without Cause or voluntary termination for Good Reason, then all the unvested Option Shares shall continue to vest and become exercisable according to the percentages and Vesting Dates (as set forth on the first page of this Agreement). Options which have vested prior to, as of or which vest after the Participant’s termination date may be exercised until the date that is the earlier of the Termination Date or the date that is six (6) years following the later of the Vesting Date applicable to such Option Shares or the Participant’s termination.

(d)Retirement. Subject to the limitations on exercise set forth below, if a Participant ceases to be in Continuous Service with the Employer as a result of the Participant’s Retirement (as defined below) at any time on or after the Earliest Retirement Date (as set forth on the first page of this

Agreement), all the unvested Option Shares shall continue to vest and become exercisable according to the percentages and Vesting Dates (as set forth on the first page of this Agreement). Options which have vested after the Participant’s Retirement may be exercised within any time prior to the Termination Date (as set forth on the first page of this Agreement). For purposes of the Agreement:

(i)“Retirement” means the Participant ceases to be in Continuous Service with the Employer for any reason other than Cause, death or disability (including but not limited to a Disability) on or after the date the Participant attains Retirement Eligibility with respect to this Award;

(ii)“Retirement Eligibility” with respect to this Award means a Participant attaining either: (A) age fifty five (55) and completing ten (10) Full Years of Continuous Service with the Employer; or (B) age sixty (60) and completing five (5) Full Years of Continuous Service with the Employer; and

(iii)“Full Year” means a twelve-month period beginning on the date of the Participant’s commencement of service for the Employer and each anniversary thereof.

The Participant’s Continuous Service with the Employer shall be determined by the Committee in its sole discretion.

(e)Other Terminations. Subject to the limitations on exercise set forth below, if a Participant ceases to be in Continuous Service with the Employer, and sections 2(b) – (d) are not applicable to the Participant, all the unvested Option Shares shall become immediately forfeited on the date that the Participant ceases to be in Continuous Service and Options which have vested prior to the date may be exercised for a period of ninety (90) days following such termination.

(f)Leave of Absence. Unless otherwise determined by the Committee, an authorized leave of absence pursuant to a written agreement or other leave entitling the Participant to reemployment in a comparable position by law or rule shall not constitute a termination of employment for purposes of the Plan and shall not interrupt the Participant’s Continuous Service with the Employer unless the Participant does not return at or before the end of the authorized leave or within the period for which re-employment is guaranteed by law or rule.

(g)Change in Control. If the successor or purchaser in the Change in Control has assumed the Company’s obligations with respect to the Options or provided a substitute award as contemplated by Section 22 of the Plan and, within 24 months following the occurrence of the Change in Control, the Participant’s employment is terminated without Cause or Participant terminates employment for Good Reason, the Options or such substitute award shall become fully vested and exercisable with respect to all Option Shares covered by the Options as of the time immediately prior to such termination of employment and, all of the Options may be exercised until the date that is the earlier of the Termination Date or the date that is six (6) years following such termination.

(h)Limitations on Exercise.

(i)No Option may be exercised by any person if the Participant (A) has at any time after the Grant Date (as set forth on the first page of this Agreement) violated the Restrictive Covenants set forth below, or (B) has been terminated by the Employer for Cause, as defined in the Plan.

(ii)Any Options which are exercisable under this Section that are not exercised within the applicable period specified in this Section, will automatically terminate at the end of that applicable period.

(iii)Clawback. Notwithstanding any provision to the contrary, any “clawback” or “recoupment” policy required under applicable law or provided for under Company policy shall automatically apply to this Award.

3.Manner of Exercise.

(a)The Participant can exercise Options by complying with the provisions of the Plan and by following instructions provided in materials distributed by the Company. The Exercise Price (as set forth on the first page of this Agreement), for the number of Option Shares being purchased and any related withholding tax obligations may be paid by the Participant by (i) delivery of cash, money order or a certified or cashier’s check; (ii) tendering previously acquired Shares or shares of Class A Common Stock, par value US$0.01 per share, of the Company (“Class A Shares”), as provided for in the Plan; (iii) delivery of a conversion notice or other conversion instructions acceptable to the Company irrevocably electing to convert a sufficient number of Shares received under the Option into Class A Shares (“Conversion Shares”) together with delivery of irrevocable instructions to a broker or other agent acceptable to the Company to promptly sell the Conversion Shares received under the Option and to deliver to the Company the appropriate amount of proceeds; (iv) by a “net exercise” method whereby the Company withholds from the delivery of Option Shares for which the Option was exercised that number of Option Shares having a Fair Market Value equal to the aggregate exercise price for the Option Shares for which the Option was exercised and/or (iv) any other payment method that is established by the Company (which payment method may be restricted or eliminated from time to time by the Company, in its sole discretion).

(b)The Company or the Participant’s Employer will, without transfer or issue tax to the Participant, issue and cause to be delivered to the Participant the number of Option Shares purchased as soon as reasonably practicable after the Participant has appropriately exercised any Options. The Company is not required to issue Shares to the Participant until all obligations to withhold taxes have been resolved to the satisfaction of the Company or the Employer.

4.Restrictive Covenants.

(a)The Participant agrees that (i) during the period of employment with the Company, its Subsidiaries, and/or any other entity which is a Related Entity (and its successors) (“Constellation” for purpose of this Section) and (ii) during any period of continued vesting following the Participant’s Retirement, involuntary termination without Cause, or voluntary termination for Good Reason in accordance with the terms of this Agreement, the Participant will not, without the written consent of the Company, seek or obtain a position with a Competitor (as defined below) in which the Participant will use or is likely to use any confidential information or trade secrets of Constellation, or in which the Participant has duties for such Competitor that involve Competitive Services (as defined below) and that are the same or similar to those services actually performed by the Participant for Constellation. The parties agree that the Participant may continue service on any boards of directors on which he or she is serving while employed by Constellation. If Participant’s employment is terminated by the Participant for Good Reason or by Constellation for any reason other than Cause, then Constellation will not unreasonably withhold such consent provided Constellation receives information and assurances, satisfactory to Constellation, regarding the Participant’s new position.

(b)The Participant understands and agrees that the relationship between Constellation and each of their respective employees constitutes a valuable asset of Constellation and may not be converted to the Participant’s own use. Accordingly, the Participant hereby agrees that (i) during the period of employment with Constellation and (ii) during any period of continued vesting following the Participant’s

Retirement, involuntary termination without Cause, or voluntary termination for Good Reason in accordance with the terms of this Agreement, the Participant shall not directly or indirectly, on his or her own behalf or on behalf of another person, solicit or induce any employee to terminate his or her employment relationship with Constellation or to enter into employment with another person. The foregoing shall not apply to employees who respond to solicitations of employment directed to the general public or who seek employment at their own initiative.

For the purposes of this Section, “Competitive Services” means the provision of goods or services that are competitive with any goods or services offered by Constellation including, but not limited to manufacturing, importing, exporting, distributing or selling cannabis, wine, beer, liquor or other alcoholic beverages in the United States, Canada, New Zealand, Italy and/or Mexico. The parties acknowledge that Constellation may from time to time during the term of this Agreement change or increase the line of goods or services it provides and its geographic markets, and Participant agrees that this provision shall be deemed to be amended from time to time to include such different or additional goods, services, and geographic markets to the definition of “Competitive Services” for purposes of this Section. “Competitor” means any individual or any entity or enterprise engaged, wholly or in part, in Competitive Services.

(c)The Participant agrees that, due to his or her position of trust and confidence, the restrictions contained in this Section are reasonable, and the equity compensation conferred on the Participant in this Agreement is adequate consideration, and, since the nature of Constellation’s collective business is international in scope, the geographic restriction herein is reasonable.

(d)The Participant acknowledges that a breach of this Section will cause irreparable injury and damage, which cannot be reasonably or adequately compensated by money damages. Accordingly, the Participant acknowledges that the remedies of injunction and specific performance shall be available in the event of such a breach, and the Company shall be entitled to money damages, costs and attorneys’ fees, and other legal or equitable remedies, including an injunction pending trial, without the posting of bond or other security. Any period of restriction set forth in this Section shall be extended for a period of time equal to the duration of any breach or violation thereof.

(e)In the event of the Participant’s breach of this Section, in addition to the injunctive relief described above, all unexercised Options held by the Participant shall be immediately forfeited on the date which the Participant breaches this Section unless terminated sooner by operation of another term or condition of this Agreement or the Plan, and any gain realized by the Participant from the vesting and exercise of all or a portion of the Options shall be paid by the Participant to the Company.

(f)In the event that any provision of this Section is held to be in any respect an unreasonable restriction, then the court so holding may modify the terms thereof, including the period of time during which it operates or the geographic area to which it applies, or effect any other change to the extent necessary to render this Section enforceable, it being acknowledged by the parties that the representations and covenants set forth herein are of the essence of this Agreement. Notwithstanding anything in this Agreement to the contrary, the post-employment restrictive covenants described in this Section above will not apply to this Award to the extent required under California law or other applicable law, as determined by the Company.

(g)Trade Secrets and Confidential Information. The Participant agrees that unless duly authorized in writing by the Company, the Participant will neither during his or her employment by Constellation nor at any time thereafter divulge or use in connection with any business activity other than that of Constellation any trade secrets or confidential information first acquired by the Participant during and by virtue of employment with Constellation. Notwithstanding the foregoing, nothing in this Agreement prohibits the Participant from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Securities and Exchange Commission, or making other disclosures that are protected under the whistleblower protections of federal law or regulation.

5.Committee Discretion. The Committee, in its absolute discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Options at any time. If so accelerated, such Options shall be considered as having vested as of the date specified by the Committee.

6.Code Section 409A. The Options are intended to be exempt from Code Section 409A and the Treasury regulations and guidance issued thereunder (“Section 409A”) and, accordingly, the terms of the Agreement shall be construed to preserve such exemption. To the extent that the Options are subject to the requirements of Section 409A, the Agreement shall be interpreted and administered in accordance with the intent that the Participant not be subject to tax under Section 409A. Neither the Company, any of its Subsidiaries nor any other entity which is a Related Entity shall be liable to any Participant (or any other individual claiming a benefit through the Participant) for any tax, interest, or penalties the Participant might owe as a result of participation in the Plan, and the Company, its Subsidiaries and any other entity which is a Related Entity shall have no obligation to indemnify or otherwise protect the Participant from the obligation to pay any taxes pursuant to Section 409A, unless otherwise specified.

7.Responsibility for Taxes & Withholding. Regardless of any action the Company, any of its Subsidiaries or any other entity which is a Related Entity takes with respect to any or all income tax, social insurance or social security, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company, any of its Subsidiaries or any other entity which is a Related Entity, if any. The Participant further acknowledges that the Company, any of its Subsidiaries or any other entity which is a Related Entity (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect to the Options, including, but not limited to, the grant, vesting or exercise of the Options, the issuance of Shares upon exercise of the Options, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (b) do not commit to and are under no obligation to structure the terms of any Award to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant becomes subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, the Participant acknowledges that the Company, any of its Subsidiaries or any other entity which is a Related Entity may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

The Participant agrees as a condition of his or her participation in the Plan to make arrangements satisfactory to the Company, any of its Subsidiaries or any other entity which is a Related Entity (including the Employer) to enable it to satisfy all withholding, payment and/or collection requirements associated with the satisfaction of the Tax-Related Items. The withholding obligation shall be satisfied in a manner acceptable to the Company in its sole discretion and may include the following methods:

(a)by surrender to the Company by attestation to the ownership of Shares already owned that would satisfy the withholding amount, or by having the Company retain a portion of the Shares otherwise issuable upon exercise of the Option, or

(b)by the Company, or if different, the Employer withholding all applicable amounts from the Participant’s wages or other cash compensation due to the Participant, in accordance with any requirements under the laws, rules, and regulations of the country of which the Participant is a resident (“Local Law”), or

(c)by delivery of a conversion notice or other conversion instructions acceptable to the Company irrevocably electing to convert a sufficient number of Shares received under the Option into Conversion Shares together with delivery of irrevocable instructions to a broker or other agent acceptable to the Company to promptly sell the Conversion Shares received under the Option and to deliver to the Company the appropriate amount of proceeds to satisfy the withholding requirements.

To avoid negative accounting treatment, the Company, any of its Subsidiaries or any other entity which is a Related Entity may withhold or account for Tax-Related Items by considering applicable statutory withholding amounts or other applicable withholding rates (but not in excess of the maximum amount permitted for tax withholding under applicable law). Furthermore, the Participant agrees to pay the Company, or if different, the employer, any amount the Company, or if different, the employer may be required to withhold, collect or pay as a result of the Participant’s participation in the Plan or that cannot be satisfied by deduction from the Participant’s wages or other cash compensation paid to the Participant by the Company, or if different, the employer or sale of the Shares acquired under the Plan. The Participant acknowledges that he or she may not participate in the Plan unless the tax withholding, payment and/or collection obligations of the Company, any of its Subsidiaries or any other entity which is a Related Entity are satisfied.

8.No Transfer of Options. Unless transferability is authorized by the Option grant or otherwise permitted by the Committee, Options are not transferable by the Participant other than (a) by will or the laws of descent and distribution, or (b) pursuant to a domestic relations order. Because of laws affecting the transferability of the Option Shares, the Participant should understand the securities laws and other implications of any transfer of Options. Any attempt at assignment, transfer, pledge, hypothecation, or other disposition of the Option contrary to the provisions hereof, and the levy of any attachment or similar process upon such Option, shall be null and void and without effect.

9.Transferability of Shares. Following exercise of the Option and issuance of Shares, in the event the Company permits the Participant to arrange for sale of Shares through a broker or another designated agent of the Company, the Participant acknowledges and agrees that the Company may block any such sale and/or cancel any order to sell placed by the Participant, in each case if the Participant is not then permitted under the Company’s insider trading policy to engage in transactions with respect to securities of the Company. If the Committee determines that the ability of the Participant to sell or transfer Shares is restricted, then the Company may place a restrictive legend or stop transfer notation on any certificate that may be issued to represent such Shares or on its books with respect to such Shares. If a legend or stop transfer notation is placed on any certificate or the Company’s books with respect to the Participant’s Shares, the Participant may only sell such Shares in compliance with such legend or notation.

10.Rights as Stockholder. Neither the Participant nor any person claiming under or through the Participant shall have any of the rights or privileges of a stockholder of the Company in respect of any Options (whether vested or unvested) unless and until such Options are exercised and the corresponding Shares are issued. After such issuance, the Participant shall have the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares, if any.

11.Acknowledgment. The Participant acknowledges and agrees to the following:

(a)The Plan is discretionary in nature and the Committee may amend, suspend, or terminate it at any time, to the extent permitted by the Plan.

(b)The grant of the Options is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Options or benefits in lieu of the Options even if the Options have been granted in the past.

(c)All determinations with respect to such future Options, if any, including but not limited to, the times when the Options shall be granted or when the Options shall vest, will be at the sole discretion of the Committee.

(d)The Participant’s participation in the Plan is voluntary.

(e)The future value of the Shares is unknown, indeterminable and cannot be predicted with certainty.

(f)No claim or entitlement to compensation or damages arises from the termination or forfeiture of the Award, termination of the Plan, or diminution in value of the Options or Shares, or from the application of any clawback or recoupment policy adopted by the Company or imposed by applicable law, and the Participant irrevocably releases the Company, its Subsidiaries or any entity which is a Related Entity from any such claim that may arise.

(g)Neither the Plan nor the Options shall be construed to create an employment relationship where any employment relationship did not otherwise already exist.

(h)Nothing in the Agreement or the Plan shall confer upon the Participant any right to continue to be employed by the Employer or shall interfere with or restrict in any way the rights of the Employer, which are hereby expressly reserved, to terminate the employment of the Participant under applicable law.

(i)The transfer of the employment of the Participant between the Company and any one of its Subsidiaries or any other entity which is a Related Entity (or between such entities) shall not be deemed a termination of service.

(j)Nothing contained in the Agreement shall affect the Participant’s right to participate in and receive benefits under and in accordance with the then current provisions of any pension, insurance or other employee welfare plan or program of the Company or any Subsidiary.

(k)The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

(l)The Company reserves the right to impose other requirements on participation in the Plan, on the Options and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with Local Law or facilitate the administration of the Plan, and to require the Participants to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

(m)The Plan is operated and the Options are granted solely by the Company and only the Company is a party to this Agreement; accordingly, any rights the Participant may have under this Agreement may be raised only against the Company but not any Subsidiary or affiliate of the Company (including, but not limited to, the Employer).

(n)No Subsidiary or affiliate of the Company (including, but not limited to, the Employer) has any obligation to make any payment of any kind to the Participant under this Agreement.

(o)In addition, the following provisions apply if the Participant is providing services outside of the United States:

(i)the value of the Options is an extraordinary item of compensation, which is outside the scope of the Participant’s employment contract (if any), except as may otherwise be explicitly provided in the Participant’s employment contract (if any).

(ii)the Options are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating termination, severance, resignation, redundancy, dismissal, end of service, or similar payments, or bonuses, long-service awards, holiday pay, pension or retirement benefits or welfare or similar payments.

(iii)the Participant acknowledges and agrees that neither the Company, any Subsidiary nor any other entity which is a Related Entity shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the Option or any amounts due to the Participant pursuant to the settlement of the Option or the subsequent sale of any Shares acquired upon settlement.

12.Changes in Stock. In the event of a change in the capital stock of the Company as set forth in Section 16 of the Plan, the number and kind of unexercised Options and the Exercise Price of such Options are subject to adjustment consistent with such change to prevent substantial dilution or enlargement of the rights granted to, or available for, the Participant hereunder.

13.Address for Notices. All notices to the Company shall be in writing and sent to the Company’s General Counsel at the Company’s corporate headquarters. Notices to the Participant shall be addressed to the Participant at the address as from time to time reflected in the Company’s employment records as the Participant’s address.

14.Binding Agreement. Subject to the limitation on the transferability of this Award contained herein, the Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

15.Plan Governs. The Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of the Agreement and one or more provisions of the Plan, the provisions of the Plan shall govern.

16.Governing Law. The Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, United States of America, regardless of the law that might be applied under principles of conflict of laws.

17.Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of the Agreement.

18.Severability. In the event that any provision in the Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of the Agreement.

19.Modifications to the Agreement. The Agreement constitutes the entire understanding of the parties on the subjects covered. The Participant expressly warrants that he or she is not executing the Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to the Agreement can be made only in an express written contract executed by a duly authorized officer of the Company.

20.Amendment, Suspension or Termination of the Plan. By accepting this Award, the Participant expressly warrants that he or she has received a right to an equity-based award under the Plan, and has received, read, and understood a description of the Plan. The Participant understands that the Plan is discretionary in nature and may be modified, suspended, or terminated by the Company at any time.

21.Compliance with Laws and Regulations; General Restrictions on Delivery of Shares. The Participant understands that the exercise of the Options under the Plan and the issuance, transfer, assignment, sale, or other dealings of the Shares shall be subject to compliance by the Company, any of its Subsidiaries or any other entity which is a Related Entity and the Participant with all applicable requirements under the laws, rules, and regulations of the country of which the Participant is a resident and/or employed. Furthermore, the Participant agrees that he or she will not acquire Shares pursuant to the Plan except in compliance with Local Law.

The Company shall not be required to transfer or deliver any Shares or dividends or distributions relating to such Shares until it has been furnished with such opinions, representations or other documents as it may deem necessary or desirable, in its discretion, to ensure compliance with any law or Rules of the Securities and Exchange Commission or any other governmental authority having jurisdiction under the Plan or over the Company, the Participant, or the Shares or any interests therein. The Award of Options evidenced by the Agreement is also subject to the condition that, if at any time the Committee administering the Plan shall determine, in its discretion, that the listing, registration or qualification of the Shares (or any capital stock distributed with respect thereto) upon the New York Stock Exchange (or any other securities exchange or trading market) or under any United States state or Federal law or other applicable Rule, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of the Award of Options evidenced by the Agreement or the issuance, transfer or delivery of the Shares (or the payment of any dividends or other distributions related to the Shares), the Company shall not be required to transfer or deliver any Shares or dividends or distributions relating to such Shares unless such listing, registration, qualification, consent or approval shall have been effected or obtained to the complete satisfaction of the Committee and free of any conditions not acceptable to the Committee.

22.Authorization to Release and Transfer Necessary Personal Information. The Participant hereby explicitly and unambiguously consents to the collection, use, processing, and transfer, in electronic or other form, of his or her personal data by and among, as applicable, the Company, any of its Subsidiaries or any other entity which is a Related Entity for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that the Company, any of its Subsidiaries or any other entity which is a Related Entity may hold certain personal information about the Participant including, but not limited to, the Participant’s name, home address, email address, and telephone number, date of birth, social security number (or any other social or national identification number), salary, nationality, job title, number of Options and/or Option Shares held and the details of all Options or any other entitlement to Shares awarded, exercised, cancelled, vested, unvested or outstanding for the purpose of implementing, administering and managing the Participant’s participation in the Plan (the “Data”). The Participant understands that the Data may be transferred to the Company, any of its Subsidiaries or any other entity which is a Related Entity, or to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Participant’s country or elsewhere, and that any recipient’s country

(e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan, including any requisite transfer of such Data to a broker or other third party assisting with the administration of Options under the Plan or with whom Shares acquired pursuant to the exercise of the Options or cash from the sale of such Shares may be deposited. Furthermore, the Participant acknowledges and understands that the transfer of the Data to the Company, any of its Subsidiaries or any other entity which is a Related Entity or to any third parties is necessary for his or her participation in the Plan. The Participant understands that the Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan. The Participant understands that he or she may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein by contacting the Company’s Global Privacy Lead at privacy@cbrands.com. The Participant further acknowledges that withdrawal of consent may affect his or her ability to vest in or realize benefits from the Options, and his or her ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, the Participant understands that he or she may contact the Company’s Global Privacy Lead at privacy@cbrands.com.

Finally, upon request of the Company, or if different the Employer, the Participant agrees to provide an executed data privacy consent form (or any other agreements or consents that may be required by the Company and/or the Employer) to the Company and/or the Employer that the Company and/or the Employer may deem necessary to obtain from the Participant for the purpose of administering the Participant’s participation in the Plan in compliance with the data privacy laws in the Participant’s country, either now or in the future. The Participant understands and agrees that the Participant will not be able to participate in the Plan if the Participant fails to provide any such consent or agreement requested by the Company and/or the Employer.

23.No Listing of Option Shares; Conversion. The Company has not listed the Option Shares for trading on the New York Stock Exchange and does not intend to effect such a listing. Pursuant to the Certificate of Incorporation of the Company, Option Shares may be converted into Class A Shares, but only if the Class A Shares received upon the conversion are sold or transferred immediately following the conversion in a market transaction or qualifying private transaction as such terms are defined in the Company’s Certificate of Incorporation. The Class A Shares into which Option Shares may be converted have been or will, prior to issuance, be listed for trading on the New York Stock Exchange.

24.Electronic Delivery and Execution. The Participant hereby consents and agrees to electronic delivery of any documents that the Company may elect to deliver (including, but not limited to, plan documents, prospectus and prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other Award made or offered under the Plan. The Participant understands that, unless revoked by the Participant by giving written notice to the Company pursuant to the Plan, this consent will be effective for the duration of the Agreement. The Participant also understands that he or she will have the right at any time to request that the Company deliver written copies of any and all materials referred to above. The Participant hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may elect to deliver, and agrees that his or her electronic signature is the same as, and will have the same force and effect as, his or her manual signature. The Participant consents and agrees that any such procedures and delivery may be affected by a third party engaged by the Company to provide administrative services related to the Plan.

25.English Language. If the Participant is employed in a country where English is not an official language, the Participant acknowledges that the Participant is sufficiently proficient in English to understand the terms and conditions of this Agreement or have had the ability to consult with an advisor who is sufficiently proficient in the English language. The Participant further acknowledges and agrees that it is the Participant's express intent that this Agreement, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Plan be drawn up in English.  If the Participant receives this Agreement, the Plan or any other document related to the Plan translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

26.Appendix. Notwithstanding any provision of the Agreement to the contrary, this Option grant and the Shares acquired under the Plan shall be subject to any and all additional or different terms and provisions as set forth in the Appendix, if any, for the Participant's country of residence (and country of employment, if different). Further, if the Participant transfers residence and/or employment to another country reflected in an Appendix to this Agreement, the additional or different terms and conditions for such country shall apply to the Participant to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local law or to facilitate the operation and administration of this Option Share and the Plan (or the Company may establish alternative terms or conditions as may be necessary or advisable to accommodate the Participant’s transfer). Any applicable Appendix shall constitute part of this Agreement.

APPENDIX

In addition to the terms and conditions of the Constellation Brands, Inc. Long-Term Stock Incentive Plan, as Amended and Restated as of July 18, 2017 (the “Plan”) and the Agreement, the Participant’s grant of Options is subject to the following additional terms and conditions as set forth in this appendix (the “Appendix”). All defined terms as contained in this Appendix shall have the same meaning as set forth in the Plan and the Agreement.

NEW ZEALAND
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Securities Law Notice.
WARNING

This is an offer of Options which, upon vesting, exercise and settlement in accordance with its terms, will be converted into Shares. Shares give you a stake in the ownership of Constellation Brands. You may receive a return if dividends are paid.

If Constellation Brands runs into financial difficulties and is wound up, you will be paid only after all creditors and holders of preference shares have been paid. You may lose some or all of your investment.

New Zealand law normally requires people who offer financial products to give information to investors before they invest. This information is designed to help investors make informed decisions.

The usual rules do not apply to this offer because it is made under an employee share scheme. As a result, you may not be given all the information usually required. You will also have fewer other legal protections for this investment.

Ask questions, read all documents carefully, and seek independent financial advice before committing yourself.

The Shares are quoted on the New York Stock Exchange. This means that if you acquire Shares under the Plan, you may be able to sell them on the New York Stock Exchange if there are interested buyers. You may get less than you invested. The price will depend on the demand for the Shares.

You are entitled to receive, free of charge, a copy of Constellation Brands’ latest annual report, financial statements and auditor’s report if you make a request to Kathy Oliver at Constellation Brands New Zealand’s headquarters, 6/46 Maki Street, Westgate, Auckland 0814. The annual report and financial statements may be obtained from Constellation Brands’ website at www.cbrands.com.